Exhibit 99.1

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:

Robert C. Turnham, President

Jan L. Schott, Chief Financial Officer

Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

Houston, Texas – July 27, 2015.

GOODRICH PETROLEUM CORPORATION ANNOUNCES SALE OF

PROVED RESERVES AND PORTION OF LEASEHOLD IN THE EAGLE

FORD SHALE

Goodrich Petroleum Corporation (NYSE: GDP) today announced that it has entered into a definitive agreement to sell its proved reserves and associated leasehold in the Eagle Ford Shale in LaSalle and Frio Counties, Texas for $118 million, subject to purchase price adjustments as provided for in the Purchase and Sale Agreement. The effective date of the transaction is July 1, 2015 with an expected closing date on or before September 4, 2015. The Company is retaining approximately fifty-eight percent (~ 17,000 net acres) of its undeveloped leasehold in the play for future development or sale. The asset being sold produced an average of approximately 2,850 barrels of oil equivalent (“Boe”) per day (~75% oil) during the first quarter of 2015.

The Company expects to book a gain of approximately $50-60 million on the sale at closing after factoring in customary closing adjustments. The Company plans to pay off its bank revolver and retain the difference in cash from the sales proceeds.

Regarding the sale, the Company’s President Robert Turnham stated, “The monetization of our proved reserves and associated acreage from our drilling efforts to date greatly improves our liquidity while maintaining a position in the Eagle Ford for future development or sale. Acreage retention was an important aspect of this transaction for us as it allows for additional future value creation from the asset in what we believe will be an improved oil price environment. The ability to pay off our bank debt and book the difference in cash in this difficult commodity cycle is an obvious benefit of the transaction as well. We continue to drive our well costs lower yet will remain conservative with our activity level, as we reiterate our full year capital expenditure budget of approximately $100 million, with sharply reduced capital expenditures in the last three quarters of the year.”

Citigroup Global Markets Inc. (“Citi”) advised on structuring of the transaction.

Goodrich Petroleum Corporation is an independent oil and gas exploration and production company listed on the New York Stock Exchange.